Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report on Form 10-K of Citizens Holding Company for the year ended December 31, 2022 and in the Registration Statements on Form S-8 (Nos. 333-89680 and 333-190500) of Citizens Holding Company of our report dated March 16, 2023 related to our audit of the consolidated financial statements which appear in the 2022 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Citizens Holding Company for the year ended December 31, 2022.

/s/ HORNE LLP

Memphis, Tennessee

March 16, 2023